UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 26, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

                                                                    NEWS RELEASE

                                                          CONTACTS: 408-995-5115
                                        Media Relations: Katherine Potter, x1168
                                         Investor Relations: Karen Bunton, x1121


                     CALPINE ANNOUNCES SECURED NOTE OFFERING

     (SAN JOSE, CALIF.) June 26, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that it intends to commence an offering of approximately $1.8 billion of second-priority senior secured notes and term loans. The final principal amount and note maturities will be determined by market conditions. The notes and term loans will be secured by substantially all of the assets owned directly by Calpine Corporation, including natural gas and power plant assets and the stock of Calpine Energy Services and other subsidiaries.

     The company intends to use the net proceeds from the offering to repay existing indebtedness including approximately $950 million of Term Loan B borrowings, $450 million outstanding under the company's working capital revolvers, and outstanding public indebtedness in open-market purchases, and as otherwise permitted by the company's indentures. The company expects to establish a $500 million working capital revolver, which will be secured by a first-priority lien on the same assets that will secure the notes and term loans. This new revolver will replace the company's existing $950 million working capital revolver.

     The senior secured notes and term loans will be offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  June 26, 2003